Exhibit 99(a)

For Release:	December 8, 2003	CONTACT:	Paula M. Angelo
	7:30 AM EST		(248) 813-2626
paula.m.angelo@delphi.com

DELPHI PROJECTS 2004 CASH FLOW WILL INCREASE TO $1.4 BILLION, BOOSTED BY
STRONG NON-GM BUSINESS GROWTH OF 13 PERCENT

Restructuring Efforts Drive Performance; 2004 Pro Forma Earnings Expected to Grow
Approximately 33 Percent Year-Over-Year

     TROY, Mich. — Delphi Corp. [NYSE: DPH] today provided guidance for its calendar year 2004 financial performance, forecasting cash flow growth of $200 million and increased sales to non-GM customers during the coming year. Delphi forecast CY 2004 pro forma earnings of $400 to $500 million or GAAP net income of $280 to $380 million. GAAP earnings figures reflect the ongoing impact of restructuring actions announced in the latter part of 2003, which will continue into 2004.

     “Delphi continues to expand its cash generation capabilities and expects operating cash flow to total $1.4 billion in 2004,” said J.T. Battenberg III, Delphi’s chairman, CEO and president. “This strong cash flow will allow us to continue our consistent dividend payments, strengthen our balance sheet, reduce our legacy costs, and further grow our technology-rich product portfolio — all of which will position us to generate greater value for our shareholders.”

     “Our non-GM revenue is forecast to increase by 13 percent versus 2003,” Battenberg continued. “This sustained growth validates our emphasis on technology, which remains a key strategy for winning new business. Our recent acquisition of Grundig Car Intermedia System GmbH exemplifies Delphi’s use of cash to invest in the expansion of our technology portfolio.”

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CY 2004 Outlook

     “Overall, we anticipate modest growth across the auto industry in 2004, particularly in mature markets,” noted Alan Dawes, Delphi’s vice chairman and chief financial officer. “The environment will be highly competitive, characterized by intense battles for market share. However, we also foresee strong growth in selected emerging markets and exciting opportunities for technologies that add value for the consumer.”

     Dawes added, “Because of our technology-rich, differentiating products and our strong global footprint — especially in China and Eastern Europe — Delphi is well positioned for the year ahead. Our challenge will be to rapidly restructure our operations in mature, higher-cost markets and realize aggressive attrition goals to achieve cost reduction targets.”

     Delphi’s 2004 outlook includes the following highlights:

•	Revenues of $28.0 to $28.5 billion, an increase of one to two percent over 2003 levels.

•	GAAP net income of $280 to $380 million. Excluding special charges, the company expects net income of $400 to $500 million ($0.71 to $0.89 per share).

•	Cash flow from operations at $1.4 billion, up 15 percent over 2003 levels.

•	Non-GM revenues will reach 43 percent of total sales for 2004, reflecting growth of 13 percent year-over-year.

     “Our net income forecast for 2004 benefits from revenue growth, operational performance and the favorable impact of restructuring, which more than offset an expected increase of $195 million (after-tax) in pension and OPEB expenses. These 2004 increases are almost $100 million lower than what we experienced in 2003, reflecting strong 2003 pension returns, efforts to contain medical expenses and some help from recent Medicare reform legislation,” Dawes added.

     “While our pension and OPEB expenses will rise, our pension funding obligations remain very manageable. Our 2004 ERISA minimum pension contribution is $260 million — less than prior estimates because of strong returns on our investments, cash contributions made during 2003, and the contribution of proceeds from our recent successful trust preferred offerings. We expect to exceed this minimum threshold and contribute $600 million from operating cash flow to Delphi’s pension funds next year,” Dawes stated. Delphi estimated its 2003 year-end pension under-funding to be approximately $4 billion versus $4.1 billion at year-end 2002, as significant returns and contributions were offset by historically-low discount rates and the effects of new labor contracts.

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Restructuring Update

     Delphi also provided an update on restructuring actions it announced during the second half of 2003. These activities include:

•	Workforce reductions — Delphi said on October 16 it will reduce its U.S. salaried workforce by 500, its U.S. hourly workforce by 5,000, and its non-U.S. workforce by 3,000 by December 31, 2004. The company indicated the bulk of these reductions will be achieved using a combination of voluntary separations, retirements and 3,000 voluntary “flowbacks” to General Motors.

•	Plant consolidations — Delphi notified unions it intends to consolidate four facilities in its Automotive Holdings Group, which are located in Olathe, Kansas; Tuscaloosa, Alabama; Anaheim, California; and, Flint, Michigan.

•	Product line and support function consolidations — In November, Delphi said it plans to consolidate product lines managed by Delphi Safety & Interior Systems into Delphi Electronics & Safety (formerly Delphi Delco Electronics) and Delphi Thermal & Interior (formerly Delphi Harrison Thermal Systems), eliminating one operating division. The company also said it will consolidate support staffs across its headquarters, divisions and regions.

     “We are making substantial progress on all fronts to reduce Delphi’s legacy cost structure,” Dawes said. “To date, we have enough volunteers to meet our salaried workforce reduction target by the end of 2003, our flowbacks to GM are on schedule, and we are well on our way to our goals for reducing Delphi’s non-U.S. headcount. We project the majority of the U.S. hourly employee reductions will take place during the first half of 2004. Additionally, our plans for facility consolidations remain on track and we are moving forward aggressively with our plans to consolidate product lines and staff support functions,” Dawes added.

     “All in all, we are executing according to plan and look forward to both near- and long-term benefits from these efforts to Delphi’s shareholders,” Dawes noted.

Q4 2003 Guidance

     Dawes reported Delphi’s Q4 2003 pro forma financial results are expected to be in line with previous guidance:

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•	Revenue: Q4 revenue expected in the $7.0 — $7.2 billion range (including the impact of the recent Grundig acquisition announced November 17) with full year 2003 revenue expected in the $27.7 - $27.9 billion range.

•	Net income: GAAP net income for the fourth quarter is expected to be $70 to $90 million, and a $(48) to $(68) million loss is forecast for the 2003 calendar year. In line with current First Call consensus, Q4 net income, excluding special charges, is expected between $110 and $130 million, and full year 2003 earnings, excluding special charges, are expected to range from $328 to $348 million. The company anticipates restructuring-related expenses of approximately $40 million (after-tax) in the fourth quarter and $396 million (after-tax) for 2003.

•	Operating cash flow: Consistent with previous guidance, Q4 cash flow is expected in the $500 million range with full year 2003 at approximately $1.2 billion. (1)

Additional information

     Additional information about Delphi’s financial outlook and plans for 2004 is available through the Investor Relations page at www.delphi.com. A briefing concerning Delphi’s 2004 calendar year guidance for institutional investors, media and industry analysts will be held at 1:00 p.m. EST today. For the general public, the briefing will be simultaneously webcast from the Investor Relations page at www.delphi.com.

     For more information about Delphi and its operating subsidiaries, visit Delphi’s Media Room at www.delphi.com/media/.

     (1) Before dividends, pension contributions and restructuring payments.

Forward Looking Statements
All statements contained or incorporated in this press release which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales or earnings expectations, savings expected as a result of our global restructurings or other initiatives, portfolio restructuring plans, volume growth, awarded sales contracts and earnings per share expectations or statements expressing general optimism about future operating results) are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s current views and assumptions with respect to future events. Important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements are discussed in detail in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2002. In particular, the achievement of projected levels of revenue, earnings, cash flow and debt levels will depend on our ability to execute our portfolio and other global restructuring plans in a manner which satisfactorily addresses any resultant antitrust or labor issues and customer concerns, any contingent liabilities related to divestitures or integration costs associated with acquisitions, and other matters; the success of our efforts to diversify our customer base and still maintain existing GM business; the continued protection and exploitation of our intellectual property to develop new products and enter new markets; and our ability to capture expected benefits of our cost reduction initiatives so as to maintain flexibility to respond to adverse and cyclical changes in general economic conditions and in the automotive industry in each market we operate, including customer cost reduction initiatives, potential increases in warranty costs, pension contributions, healthcare costs, disruptions in the labor, commodities or transportation markets caused by terrorism or war and other changes in the political and regulatory environments where we do business. Delphi does not intend or assume any obligation to update any of these forward-looking statements.

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